Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54006, 333-221901, and 333-273216 on Form S-3 and Registration Statement Nos. 333-100842, 333-109962, 333-146768, 333-169568, 333-206750, 333-221862, 333-227580, 333-248591 and 333-268779 on Form S-8 of our reports dated June 26, 2024, relating to the financial statements of Daktronics, Inc. and the effectiveness of Daktronics, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended April 27, 2024.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 26, 2024